As filed with the Securities and Exchange Commission on October 12, 2007
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Weatherford International, Inc.*
(Exact name of registrant as specified in its charter)

Delaware	3533	04-2515019
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

515 Post Oak Boulevard
Suite 600
Houston, Texas 77027-3415
(713) 693-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Burt M. Martin
General Counsel
515 Post Oak Boulevard
Suite 600
Houston, Texas 77027-3415
(713) 693-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

W. Mark Young
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price	Fee
5.95% Senior Notes due 2012	$600,000,000	100%	$600,000,000	$18,420	(1)
6.35% Senior Notes due 2017	$600,000,000	100%	$600,000,000	$18,420	(1)
6.80% Senior Notes due 2037	$300,000,000	100%	$300,000,000	$9,210	(1)
Guarantees by Weatherford International Ltd.*	—	—	—	—	(2)

(1)	The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933. For purposes of this calculation, the offering price per note was assumed to be the stated principal amount of each original note that may be received by the registrant in the exchange transaction in which the notes will be offered.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable because the guarantees relate to other securities that are being registered concurrently.

*	Guarantees by Weatherford International Ltd., the registrant’s parent, as identified below.

ADDITIONAL GUARANTOR REGISTRANT

	State or Other	Primary Standard
	Jurisdiction of	Industrial
Exact Name of Additional Registrant as	Incorporation orr	Classification Code	I.R.S. Employer
Specified in its Charter	Organization	Number	Identification No.

Weatherford International Ltd.(1)	Bermuda	1381	98-0371344

(1)	Weatherford International Ltd.’s address is 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 12, 2007

PROSPECTUS

WEATHERFORD INTERNATIONAL, INC.

Offer to Exchange
$600,000,000 of 5.95% Senior Notes due 2012
that have been registered under the Securities Act of 1933
for
$600,000,000 of 5.95% Senior Notes due 2012
that have not been registered under the Securities Act of 1933
and
$600,000,000 of 6.35% Senior Notes due 2017
that have been registered under the Securities Act of 1933
for
$600,000,000 of 6.35% Senior Notes due 2017
that have not been registered under the Securities Act of 1933
and
$300,000,000 of 6.80% Senior Notes due 2037
that have been registered under the Securities Act of 1933
for
$300,000,000 of 6.80% Senior Notes due 2037
that have not been registered under the Securities Act of 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK
CITY TIME, ON [          ], 2007, UNLESS WE EXTEND THE DATE

Terms of the Exchange Offer:

We are offering to exchange up to $600.0 million aggregate principal amount of registered 5.95% Senior Notes due 2012, $600.0 million aggregate principal amount of registered 6.35% Senior Notes due 2017, and $300.0 million aggregate principal amount of registered 6.80% Senior Notes due 2037, which we collectively refer to as the new notes, for any and all of our $600.0 million aggregate principal amount of unregistered 5.95% Senior Notes due 2012, $600.0 million aggregate principal amount of unregistered 6.35% Senior Notes due 2017, and $300.0 million aggregate principal amount of unregistered 6.80% Senior Notes due 2037, respectively, which we collectively refer to as the old notes, that were issued on June 18, 2007.

We will exchange all outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of new notes.

The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

The exchange of new notes for old notes will not be a taxable transaction for U.S. federal income tax purposes.

We will not receive any cash proceeds from the exchange offer.

The old notes are, and the new notes will be, fully and unconditionally guaranteed on a senior unsecured basis by our parent, Weatherford International Ltd.

There is no established trading market for the new notes or the old notes, and we do not intend to apply for listing of the new notes on any national securities exchange or for quotation through any quotation system. However, the notes are expected to be eligible for trade in The PORTALsm Market, or PORTAL, a subsidiary of The Nasdaq Stock Market, Inc.

This investment involves risks. Please read “Risk Factors” beginning on page 10 for a discussion of certain risks that you should consider prior to tendering your outstanding old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

The date of this prospectus is [          ], 2007.

Prospectus Summary	1
Risk Factors	10
Forward-Looking Statements	12
Ratio of Earnings to Fixed Charges	14
Use of Proceeds	15
The Exchange Offer	16
Description of Notes	26
Material United States Federal Income Tax Considerations	36
Plan of Distribution	37
Legal Matters	38
Experts	38
Where You Can Find More Information	38
Incorporation of Certain Documents by Reference	38
OPINION OF CONYERS DILL & PEARMAN
OPINION OF ANDREWS KURTH LLP
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
CONSENT OF ERNST & YOUNG LLP
FORM T-1 STATEMENT OF ELIGIBILITY AND QUALIFICATION
FORM OF LETTER OF TRANSMITTAL
FORM OF GUIDELINES FOR CERTIFICATION
FORM OF NOTICE OF GUARANTEED DELIVERY
FORM OF LETTER TO REGISTERED HOLDERS AND DTC PARTICIPANTS
FORM OF INSTRUCTIONS TO REGISTERED HOLDER
FORM OF LETTER TO CLIENTS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC. In making your decision to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you received any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document incorporated by reference, as the case may be.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT OUR COMPANY THAT HAS NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY SUCH INFORMATION. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: INVESTOR RELATIONS DEPARTMENT, WEATHERFORD INTERNATIONAL LTD., 515 POST OAK BOULEVARD, SUITE 600, HOUSTON, TEXAS 77027; TELEPHONE NUMBER: (713) 693-4000. TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST THE DOCUMENTS AND INFORMATION NO LATER THAN [          ], 2007.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this section is only a summary, it does not contain all of the information that may be important to you or that you should consider before making a decision to participate in the exchange offer. We encourage you to read this entire prospectus, including the information contained under the heading “Risk Factors.” You should read the following summary together with the more detailed information, including the consolidated financial information and the notes thereto, included elsewhere in this prospectus or incorporated herein by reference. In this prospectus, unless the context otherwise indicates, the term “Weatherford Bermuda” refers to Weatherford International Ltd. In this prospectus, unless the context otherwise requires, the terms “Weatherford,” “Company,” “we,” “us” and “our” refer to Weatherford Bermuda and its subsidiaries, including Weatherford International, Inc., as a whole or on a division basis, depending on the context in which the statements are made. The term “Weatherford Delaware” refers to Weatherford International, Inc., a wholly-owned, indirect subsidiary of Weatherford Bermuda.

Our Business

Weatherford Bermuda

Weatherford is one of the world’s leading providers of equipment and services used for the drilling, completion and production of oil and natural gas wells. We were originally incorporated in Delaware in 1972, and as a result of our corporate reorganization in 2002, are now incorporated in Bermuda. Many of our businesses have been operating for more than 50 years.

We operate in approximately 100 countries through approximately 800 service, sales and manufacturing locations, which are located in nearly all of the oil and natural gas producing regions in the world. We are among the leaders in each of our primary markets, and our distribution and service network is one of the most extensive in the industry.

Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027-3415. Our telephone number at that location is (713) 693-4000.

Weatherford International, Inc.

Weatherford Delaware is an indirect, wholly owned subsidiary of Weatherford Bermuda. Weatherford Bermuda currently conducts all of its operations through its subsidiaries, including Weatherford Delaware and its subsidiaries.

Weatherford International, Inc. is a Delaware corporation. Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, TX 77027 and our telephone number at that address is (713) 693-4000. Our web site is located at http://www.weatherford.com. The information on our web site is not part of this prospectus.

Risk Factors

Our business and our business strategy are subject to a number of material risks described in “Risk Factors” beginning on page 10.

You should consider carefully these and other risks described in “Risk Factors” before deciding to participate in the exchange offer.

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

										Six Months
										Ended
	Year Ended December 31,									June 30,
	2002	2003		2004		2005		2006		2007

Ratio of earnings to fixed charges	n/a	2.99	x	6.05	x	6.84	x	9.70	x	8.06x

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” represent the aggregate of (a) our earnings (loss) before income taxes, minority interest, discontinued operations and equity in earnings of unconsolidated investees and (b) fixed charges, net of interest capitalized plus (c) distributed income from equity investments. “Fixed charges” represent interest (whether expensed or capitalized), the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest. For the year ended December 31, 2002, earnings before fixed charges were inadequate to cover fixed charges by $33.8 million. This reflects our $217.1 million write-down of our investment in Universal Compression Holdings, Inc. as it was determined that the decline in the market value of the investment was other than temporary.

Summary Financial Information

The following tables present certain summary historical condensed consolidated financial data and selected historical cash flow and balance sheet data. We have derived the statement of income data and statement of cash flows data for the years ended December 31, 2004, 2005 and 2006, and the balance sheet data at December 31, 2005 and 2006 from our audited financial statements, which were restated for a change in our reported segments and a discontinued operation in our Form 8-K as filed with the SEC on October 9, 2007 and are incorporated by reference into this prospectus. We have derived the balance sheet information at December 31, 2004 from our audited financial statements, which are not included in or incorporated by reference into this prospectus. We have derived the statement of income data and statement of cash flows data for the six months ended June 30, 2006 and 2007, and the balance sheet data at June 30, 2007, from our unaudited financial statements, which are incorporated by reference into this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the information set forth therein. Our past financial and/or operating performance is not a reliable indicator of our future performance, and you should not use our historical performance to anticipate results or future period trends

Our summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes related thereto, included in the current, annual and quarterly reports incorporated by reference into this prospectus. We have never paid dividends on our common shares.

	Year Ended December 31,						Six Months Ended June 30,
	2004		2005		2006		2006		2007
							(Unaudited)
	(Dollars in millions)

Revenues	$3,131.8		$4,333.2		$6,578.9		$3,074.6		$3,668.2
Income from Continuing Operations	338.0		470.1		906.1		395.0		460.3
Depreciation & Amortization	255.9		334.3		482.9		230.5		280.1
Interest Expense	63.5		84.9		109.2		42.6		69.1
Ratio of Earnings to Fixed Charges(1)	6.05	x	6.84	x	9.70	x	10.23	x	8.06	x
Cash Flow from Continuing Operations	495.9		507.5		1,093.9		514.3		280.2
Cash Flow used by Continuing Investing Activities	105.2		1,251.1		1,222.5		556.0		1,199.0
Cash Flow provided (used) by Continuing Financing Activities	(139.6)		570.1		145.1		44.2		934.3
Capital Expenditures for Continuing Operations	310.8		522.8		1,051.1		446.3		672.5

				As of
	As of December 31,			June 30,
	2004	2005	2006	2007
				(Unaudited)
	(Dollars in millions)

Financial position data:
Total assets	$5,543.5	$8,580.3	$10,139.2	$11,729.4
Total debt	1,426.7	1,586.8	2,213.3	3,340.9
Total Debt/Capitalization	30.1%	21.9%	26.4%	33.6%

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” represent the aggregate of (a) our earnings before income taxes, minority interest, discontinued operations and equity in earnings of unconsolidated investees and (b) fixed charges, net of interest capitalized plus (c) distributed income from equity investments. “Fixed charges” represent interest (whether expensed or capitalized), the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest.

The Exchange Offer

On June 18, 2007, we completed a private offering of the old notes. As part of the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete the exchange offer within 210 days of the issue date of the old notes. The following is a summary of the exchange offer.

Old Notes	5.95% Senior Notes due June 15, 2012, which were issued on June 18, 2007.
6.35% Senior Notes due June 15, 2017, which were issued on June 18, 2007.
6.80% Senior Notes due June 15, 2037, which were issued on June 18, 2007.

New Notes	5.95% Senior Notes due June 15, 2012.
6.35% Senior Notes due June 15, 2017.
6.80% Senior Notes due June 15, 2037.

The terms of the new notes are substantially identical to the terms of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer	We are offering to exchange up to $600.0 million aggregate principal amount of registered 5.95% Senior Notes due 2012, $600.0 million aggregate principal amount of registered 6.35% Senior Notes due 2017, and $300.0 million aggregate principal amount of registered 6.80% Senior Notes due 2037, for any and all of our $600.0 million aggregate principal amount of unregistered 5.95% Senior Notes due 2012, $600.0 million aggregate principal amount of unregistered 6.35% Senior Notes due 2017, and $300.0 million aggregate principal amount of unregistered 6.80% Senior Notes due 2037, respectively, to satisfy our obligations under the registration rights agreement.

The new notes will evidence the same debt as the old notes and will be issued under and be entitled to the benefits of the same indenture that governs the old notes. Holders of the old notes do not have any appraisal or dissenter rights in connection with the exchange offer. Because the new notes will be registered, the new notes will not be subject to transfer restrictions, and holders of old notes that have tendered and had their old notes accepted in the exchange offer will have no registration rights.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on [ ], 2007, unless we decide to extend it. We do not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedures described under the caption “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

• tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Deutsche Bank Trust Company Americas, as registrar and exchange agent, at the address listed under the caption “The Exchange Offer — Exchange Agent”; or

• tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Deutsche Bank Trust Company Americas, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer — Procedures for Tendering — Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you are a registered holder of the old notes and wish to tender your old notes in the exchange offer, but

• the old notes are not immediately available,

• time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or

• the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer,

then you may tender old notes by following the procedures described under the caption “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on [ ], 2007. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer — Withdrawal Rights.”

U.S. Federal Income Tax Considerations	We believe the exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the discussion under the caption “Material United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Resales of New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

• the new notes are being acquired in the ordinary course of business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer;

• you are not our affiliate; and

• you are not a broker-dealer tendering old notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer — Resales of New Notes” for more information regarding resales of the new notes.

Consequences of Not Exchanging Your Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register your old notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

For information regarding the consequences of not tendering your old notes and our obligation to file a registration statement, please read “The Exchange Offer — Consequences of Failure to Exchange Outstanding Securities” and “Description of Notes.”

Exchange Agent	Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Deutsche Bank Trust Company Americas

By Facsimile for Eligible Institutions: (615) 835-3701

By Mail: DB Services Tennessee, Inc., Reorganization Unit, P.O. Box 305050, Nashville, Tennessee 37211

By Overnight Mail or Courier: DB Services Tennessee, Inc., Trust and Securities Services, Reorganization Unit, 648 Grassmere Park Road, Nashville, Tennessee 37211

Information: (800) 735-7777

Please read “The Exchange Offer — Exchange Agent” for additional information.

Description of Notes

The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. As a result, the new notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and special interest provisions contained in the old notes. The new notes represent the same debt as the old notes for which they are being exchanged. Both the old notes and the new notes are governed by the same indenture.

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section in this prospectus entitled “Description of Notes.”

Issuer	Weatherford International, Inc.

Guarantor	Weatherford International Ltd. will fully and unconditionally guarantee the notes. Please read “Description of Notes — The Guarantee.”

Notes Offered	$600,000,000 aggregate principal amount of 5.95% Senior Notes due 2012.
$600,000,000 aggregate principal amount of 6.35% Senior Notes due 2017.
$300,000,000 aggregate principal amount of 6.80% Senior Notes due 2037.

Maturity Dates	June 15, 2012, 2017 and 2037.

Interest Rates	The notes will bear interest at the following rates per year from June 18, 2007 to, but excluding, June 15, 2012, 2017 or 2037, as applicable:

• 2012 Notes	5.95%
• 2017 Notes	6.35%
• 2037 Notes	6.80%

Interest Payment Dates	June 15 and December 15 of each year, beginning December 15, 2007. Interest payments will be made to the person in whose name the notes are registered on June 1 and December 1 immediately preceding the applicable interest payment date.

Covenants	Weatherford Delaware will issue the notes under an indenture entered into with Deutsche Bank Trust Company Americas, as trustee. The indenture contains limitations on, among other things, our ability to:

• incur indebtedness secured by certain liens; and

• engage in certain sale-leaseback transactions.

The notes will contain certain events of default, including cross-default provisions on certain other indebtedness.

Optional Redemption	Weatherford Delaware may redeem the notes at its option, in whole or in part, at any time, at the redemption price described in “Description of Notes — Optional Redemption.”

Change of Control Offer	If a Change of Control Triggering Event occurs, holders of the notes may require Weatherford Delaware to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, on the repurchase date, as described under the heading “Description of the Notes — Repurchase at the Option of Holders.”

Ranking	The notes will be Weatherford Delaware’s senior, unsecured obligations ranking equally in right of payment with its other senior, unsecured indebtedness. Please read “Description of Notes — General.” The guarantee will be a senior, unsecured obligation of Weatherford Bermuda, ranking equally in right of payment with its other senior, unsecured indebtedness. Please read “Description of Notes — General” and “— The Guarantee.”

Ratings	The notes have been assigned ratings of BBB+ by Standard & Poor’s Rating Services and Baa 1 by Moody’s Investors Service, Inc. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the notes. These ratings may not continue, and they may be revised downward or upward or withdrawn entirely at any time.

Risk Factors	You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus, including the information incorporated by reference, before investing in the notes.

Additional Issuances	We may, at any time, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as these notes. Any additional notes having such similar terms, together with these notes, will constitute a single series of notes under the indenture. The period of the resale restrictions applicable to any notes previously offered and sold in reliance on Rule 144A under the Securities Act shall automatically be extended to the last day of the period of any resale restrictions imposed on any such additional notes.

DTC Eligibility	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes — Book-Entry, Delivery and Form.”

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to participate in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations. When we use the term “notes” in this prospectus, unless the context requires otherwise, the term includes the old notes and the new notes.

Risks Related to the Exchange Offer and the Notes

If you do not properly tender your old notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes. Please read “The Exchange Offer — Procedures for Tendering” and “Description of Notes.”

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not plan to register any sale of the old notes under the Securities Act. For further information regarding the consequences of failing to tender your old notes in the exchange offer, please read “The Exchange Offer — Consequences of Failure to Exchange Outstanding Securities.”

You may find it difficult to sell your notes.

The notes will not be listed on any securities exchange or on any automated dealer quotation system. Because there is no public market for the notes, you may not be able to resell them.

We cannot assure you that an active market will exist for the notes or that any trading market that does develop will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of our notes may be adversely affected. If a market for the notes develops, they may trade at a discount from their initial offering price. The trading market for the notes may be adversely affected by:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the financial performance or prospects for companies in our industry generally;

•	the number of holders of the notes;

•	changes in the credit ratings assigned to the notes by independent rating agencies;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates and general economic conditions.

Some holders who exchange their old notes may be deemed to be underwriters.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Please read “Plan of Distribution.”

Other Risks

There are important factors that could cause our actual results, level of activity or performance to differ materially from our past results of operations or from the results, level of activity or performance implied by the forward-looking statements contained in this prospectus. In particular, you should carefully consider the risk factors described under the captions “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and our Form 8-K filed on October 9, 2007, which are incorporated by reference into this prospectus. Other sections of this prospectus and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus and the documents incorporated by reference herein are forward-looking statements. Forward-looking statements may be found in this prospectus and the documents incorporated by reference herein regarding the financial position, business strategy, possible or assumed future results of operations, and other plans and objectives for the future operations of us. Except for our obligation to disclose material information under U.S. federal securities laws, we do not undertake any obligation to update any forward-looking statements, to report events or circumstances after the date of this prospectus, or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The important factors set forth in the bullets below, in addition to those discussed under “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein, could affect the future results of our industry in general, and us in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements.

The following sets forth the various assumptions we use in our forward-looking statements, as well as risks and uncertainties relating to those statements. Certain of the risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in the documents incorporated herein by reference. These risks and uncertainties include, but are not limited to, the following:

•	A downturn in market conditions could affect projected results. Any material changes in oil and natural gas supply and demand, oil and natural gas prices, rig count or other market trends would affect our results and would likely affect the forward-looking information we provide. The oil and natural gas industry is extremely volatile and subject to change based on political and economic factors outside our control. During 2004, 2005 and 2006, worldwide drilling activity increased; however, if an extended regional and/or worldwide recession were to occur, it would result in lower demand and lower prices for oil and natural gas, which would adversely affect drilling and production activity and therefore would affect our revenues and income. We have assumed increases in worldwide demand will continue throughout 2007.

•	Availability of a skilled workforce could affect our projected results. Due to the high activity in the exploration and production and oilfield service industries there is an increasing shortage of available skilled labor. Our forward-looking statements assume we will be able to recruit and maintain a sufficient skilled workforce for our anticipated activity levels.

•	Increases in the prices and availability of our raw materials could affect our results of operations. We use large amounts of raw materials for manufacturing our products. The price of these raw materials has a significant impact on our cost of producing products for sale or producing fixed assets used in our business. We have assumed that the prices of our raw materials will remain within a manageable range and that raw materials will be readily available. If we are unable to attain necessary raw materials or if we are unable to minimize the impact of increased raw materials costs through our supply chain initiatives or by passing through these increases to our customers, our margins and results of operations could be adversely affected.

•	Our long-term growth depends upon technological innovation and commercialization. Our ability to deliver our long-term growth strategy depends in part on the commercialization of new technology. A central aspect of our growth strategy is to innovate our products and services, to obtain technologically advanced products through internal research and development and/or acquisitions, to protect proprietary technology from unauthorized use and to expand the markets for new technology through leverage of our worldwide infrastructure. The key to our success will be our ability to commercialize the technology that we have acquired and demonstrate the enhanced value our technology brings to our customers’ operations. Our major technological advances include, but are not limited to, those related to controlled pressure drilling and testing systems, expandable solid tubulars, expandable sand screens and intelligent well completion. Our forward-looking statements have assumed successful commercialization of, and above-average growth from, these new products and services.

•	Nonrealization of expected benefits from our 2002 corporate reincorporation could affect our projected results. Weatherford Bermuda is incorporated in Bermuda and we operate through our various subsidiaries in numerous countries throughout the world including the United States. Consequently, Weatherford Bermuda is subject to changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the U.S., Bermuda or jurisdictions in which we or any of our subsidiaries operates or is resident. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. If the U.S. Internal Revenue Service or other taxing authorities do not agree with our assessment of the effects of such laws, treaties and regulations, this could have a material adverse effect on us including the imposition of a higher effective tax rate on our worldwide earnings or a reclassification of the tax impact of our significant corporate restructuring transactions.

•	Nonrealization of expected benefits from our acquisitions could affect our projected results. We expect to gain certain business, financial and strategic advantages as a result of business acquisitions we undertake, including synergies and operating efficiencies. Our forward-looking statements assume that we will successfully integrate our business acquisitions and realize the benefits therefrom. An inability to realize expected strategic advantages as a result of the acquisition would negatively affect the anticipated benefits of the acquisition.

•	The cyclical nature of or a prolonged downturn in our industry could affect the carrying value of our goodwill. As of June 30, 2007, we had approximately $3.2 billion of goodwill. Our estimates of the value of our goodwill could be reduced in the future as a result of various factors, some of which are beyond our control. Any reduction in the value of our goodwill may result in an impairment charge and therefore adversely affect our results.

•	Currency fluctuations could have a material adverse financial impact on our business. A material change in currency rates in our markets could affect our future results as well as affect the carrying values of our assets. World currencies have been subject to much volatility. Our forward-looking statements assume no material impact from future changes in currency exchange rates.

•	Adverse weather conditions in certain regions could aversely affect our operations. In the summer of 2005, the Gulf of Mexico suffered several significant hurricanes. These hurricanes and associated hurricane threats reduced the number of days on which we and our customers could operate, which resulted in lower revenues than we otherwise would have achieved. In parts of 2006, and particularly in the second quarter of 2007, climatic conditions in Canada were not as favorable to drilling as we anticipated, which limited our potential results in that region. Similarly, unusually rough weather in the North Sea could reduce our operations and revenues from that area during the relevant period. Our forward-looking statements assume weather patterns in our primary areas of operations will not deviate significantly from historical patterns.

•	Political disturbances, war, or terrorist attacks and changes in global trade policies could adversely impact our operations. We have assumed there will be no material political disturbances or terrorist attacks and there will be no material changes in global trade policies. Any further military action undertaken by the U.S. or other countries could adversely affect our results of operations.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

										Six Months
	Year Ended December 31,									Ended
	2002	2003		2004		2005		2006		June 30, 2007

Ratio of earnings to fixed charges	n/a	2.99	x	6.05	x	6.84	x	9.70	x	8.06x

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” represent the aggregate of (a) our earnings before income taxes, minority interest, discontinued operations and equity in earnings of unconsolidated investees and (b) fixed charges, net of interest capitalized plus (c) distributed income from equity investments. “Fixed charges” represent interest (whether expensed or capitalized), the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest. For the year ended December 31, 2002, earnings before fixed charges were inadequate to cover fixed charges by $33.8 million. This reflects our $217.1 million write-down of our investment in Universal Compression Holdings, Inc. as it was determined that the decline in the market value of the investment was other than temporary.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive, in exchange, outstanding old notes in like principal amount. We will cancel all old notes surrendered in exchange for new notes in the exchange offer. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On June 18, 2007, we sold an aggregate principal amount of $600.0 million 5.95% Senior Notes due 2012, $600.0 million 6.35% Senior Notes due 2017 and $300.0 million 6.80% Senior Notes due 2037 in a private placement. The old notes were sold to the initial purchasers who in turn resold the notes to a limited number of qualified institutional buyers and foreign investors pursuant to Rule 144A and Regulation S of the Securities Act, respectively.

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any special interest related to the obligation to register. Please read “Description of Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, referred to as DTC, who desires to deliver such old notes by book-entry transfer at DTC.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with the advisers, if any, based on their own financial position and requirements.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes;

•	you do not have and to your knowledge, no one receiving new notes from you has, any arrangement or understanding with any person to participate in the distribution of the new notes;

•	you are not a broker-dealer tendering old notes acquired directly from us for your own account or if you are a broker-dealer, you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes; and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

Terms of Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $600.0 million of 5.95% Senior Notes due 2012, $600.0 million of 6.35% Senior Notes due 2017 and $300.0 million of 6.80% Senior Notes due 2037 are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 thereafter.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes except that:

•	the new notes being issued in the exchange offer will have been registered under the Securities Act;

•	the new notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the new notes being issued in the exchange offer will not contain the registration rights contained in the old notes.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 p.m., New York City time, on [          ], 2007. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to Deutsche Bank Trust Company Americas, the exchange agent, at the address listed below under the caption “— Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through DTC’s Automated Tender Offer Program, referred to as ATOP.

In addition, you must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of the book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the person is not our affiliate, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.

No old notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s ATOP system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account. The tender by a holder of old notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

Although we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any old notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “— Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedures for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration time, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us:

•	stating the name and address of the holder of old notes and the amount of old notes tendered,

•	stating that the tender is being made, and

•	guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of an exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to that of the surrendered old note. As a result, registered holders of old notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Old notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of special interest to the holders of the old notes under circumstances relating to the timing of the exchange offer.

In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

•	a certificate for the old notes, or a timely book-entry confirmation of the old notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

The new notes will bear interest from the most recent date to which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

Tenders of old notes may be properly withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective with respect to old notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “— Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through DTC’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including certificate numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•	other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered.

Properly withdrawn old notes may be re-tendered by following the procedures described under “— Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate an exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued pursuant to such exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•	trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of such exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with such exchange offer and/or with such acceptance for exchange or with such exchange.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of such exchange offer in any respect. Please read “— Expiration, Extension and Amendment” above.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered old notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered old notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by a holder of the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes are acquired in the ordinary course of the holder’s business;

•	the holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and

•	the holder is not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the requirements above.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that the old notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of

Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of new notes received in exchange for old notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the new notes to be received in the exchange offer.

In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Deutsche Bank Trust Company Americas

By Facsimile for Eligible Institutions: (615) 835-3701 Information: (800) 735-7777	By Mail: DB Services Tennessee, Inc. Reorganization Unit P.O. Box 305050 Nashville, Tennessee 37211	By Overnight Mail or Courier: DB Services Tennessee, Inc. Trust and Securities Services Reorganization Unit 648 Grassmere Park Road Nashville, Tennessee 37211

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange Outstanding Securities

Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Other

Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

Holders of the new notes issued in the exchange offer, any old notes which remain outstanding after completion of the exchange offer and the previously issued notes will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF NOTES

Weatherford Delaware issued the old notes as three separate series of senior debt securities under an indenture among Weatherford Delaware, Weatherford Bermuda, as guarantor, and Deutsche Bank Trust Company Americas, as trustee and pursuant to a supplemental indenture setting forth specific terms applicable to the notes. The statements under this caption relating to the notes, the indenture and the supplemental indenture are brief summaries only and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture and the notes, which are attached as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used in this section have the meaning set forth in the indenture.

General

The old notes are and the new notes will be Weatherford Delaware’s unsubordinated, unsecured obligations and will rank equally in right of payment with all of its other unsubordinated, unsecured indebtedness from time to time outstanding. The notes do not limit other indebtedness or securities that we or any of our subsidiaries may incur or issue or, except as described below under “— Covenants,” contain financial or similar restrictions on us or any of our subsidiaries. The notes do not have a sinking fund. Weatherford Delaware may, without the consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms, and the same CUSIP number, as the notes. Any additional notes having such similar terms, together with the notes, will constitute a single series of notes under the indenture.

We conduct a substantial part of our operations through our subsidiaries. To the extent of such operations, holders of the notes will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preference shareholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Weatherford Delaware’s ability to pay the principal, premium, if any, and interest on the notes is, to a large extent, dependent upon the payment to us of dividends, debt principal and interest or other charges by our subsidiaries.

Principal and Maturities

The aggregate principal amount of the notes offered under this prospectus is $1,500,000,000. $600,000,000 aggregate principal amount of the notes will mature on June 15, 2012; $600,000,000 aggregate principal amount of the notes will mature on June 15, 2017; and $300,000,000 aggregate principal amount of the notes will mature on June 15, 2037.

Interest

The 2012 Notes, the 2017 Notes and the 2037 Notes will bear interest at a rate of 5.59%, 6.35% and 6.80% per annum, respectively (each computed based on a 360-day year consisting of twelve 30-day months), for the period from June 18, 2007 to, but excluding, their respective dates of maturity. Interest on the notes will be payable semi-annually on June 15 and December 15 of each year, beginning December 15, 2007 for interest accruing from June 18, 2007. Interest payments will be made to the persons in whose names the notes are registered on June 1 and December 1 (whether or not a business day) immediately preceding the related interest payment date.

The Guarantee

The old notes are and the new notes will be fully and unconditionally guaranteed on a senior unsecured basis by our parent company, Weatherford Bermuda, pursuant to a guarantee included in the indenture. Pursuant to the guarantee, Weatherford Bermuda guarantees the due and punctual payment of the principal of, and interest and premium on, the notes, when the same shall become due, whether by acceleration or otherwise. The guarantee will be enforceable against Weatherford Bermuda without any need to first enforce the notes against Weatherford Delaware.

The guarantee:

•	is Weatherford Bermuda’s unsecured, unsubordinated general obligation; and

•	will rank on parity with all of Weatherford Bermuda’s other unsecured, unsubordinated indebtedness.

As of June 30, 2007, Weatherford Bermuda had approximately $1,267.5 million of indebtedness outstanding.

Optional Redemption

Weatherford Delaware may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of notes then outstanding to be redeemed, plus accrued and unpaid interest thereon to the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 15 basis points (0.15%) with respect to the 2012 Notes, 20 basis points (0.20%) with respect to the 2017 Notes and 25 basis points (0.25%) with respect to the 2037 Notes, in each case, as calculated by an Independent Investment Banker, plus accrued and unpaid interest thereon to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, as defined below, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if an Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated or UBS Securities LLC or any of their respective successors, as designated by Weatherford Delaware, or if all such firms are unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by Weatherford Delaware.

“Reference Treasury Dealer” means:

•	Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC and each of their respective successors; provided that, if any such Reference Treasury Dealer ceases to be a primary U.S. Government securities dealer in the United States, or Primary Treasury Dealer, Weatherford Delaware will substitute another Primary Treasury Dealer; and

•	up to two other Primary Treasury Dealers selected by Weatherford Delaware.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Weatherford Delaware will mail a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed. If Weatherford Delaware elects to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

If Weatherford Delaware plans to redeem the notes, before the redemption occurs, it will not be required to:

•	issue, register the transfer of, or exchange any note during the period beginning 15 days before the notice of redemption is mailed and ending on the day the notice is mailed; or

•	after the notice of redemption is mailed, register the transfer of or exchange any note selected for redemption, except, if it is redeeming only a part of a note, it will be required to register the transfer of or exchange the unredeemed portion of the note if the holder so requests.

Unless Weatherford Delaware defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Repurchase at the Option of Holders

If a Change of Control Triggering Event occurs, unless Weatherford Delaware has exercised its right to redeem the notes as described above, holders of notes will have the right to require Weatherford Delaware to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, Weatherford Delaware will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, Weatherford Delaware will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. Weatherford Delaware must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, Weatherford Delaware will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, Weatherford Delaware will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Weatherford Bermuda and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Weatherford Delaware to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Weatherford Bermuda and its subsidiaries taken as a whole to another person may be uncertain.

If holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Weatherford Delaware, or any third party making a Change of Control Offer in lieu of Weatherford Delaware, as described below, purchases all of the notes validly tendered and not withdrawn by such holders, Weatherford Delaware will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.

Weatherford Delaware will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Weatherford Delaware and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation of Weatherford Bermuda), in one or a series of related transactions, of all or substantially all of the properties or assets of Weatherford Bermuda and its subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than Weatherford Bermuda or one of its subsidiaries or a person controlled by Weatherford Bermuda or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Weatherford Bermuda voting shares (excluding a redomestication of Weatherford Bermuda); or (3) the first day on which a majority of the members of Weatherford Bermuda’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Weatherford Bermuda who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Weatherford Bermuda’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB-(or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of Weatherford Delaware’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Mergers and Sale of Assets

The indenture provides that neither Weatherford Delaware nor Weatherford Bermuda may consolidate or amalgamate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	the successor or resulting person assumes all of our obligations under the indenture; and

•	we or the successor or resulting person will not immediately be in default under the indenture.

Upon the assumption of our obligations by a successor or resulting person, subject to certain exceptions, we will be discharged from all obligations under the indenture.

Modification of Indenture

The indenture provides that our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

Events of Default

“Event of default,” when used in the indenture, means any of the following:

•	failure to pay the principal of or any premium on any note when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay interest on any note for 30 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice; or

•	certain events in bankruptcy, insolvency or reorganization of Weatherford Delaware or Weatherford Bermuda.

An event of default for a particular series notes does not necessarily constitute an event of default for any other series of notes issued under the indenture. The trustee may withhold notice to the holders of notes of any default (except in the payment of principal or interest), if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for the notes occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the notes may declare the entire principal of all the notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the notes can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If they provide this reasonable indemnification, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for the notes.

Covenants

Pursuant to the indenture, Weatherford Delaware has agreed to:

•	pay the principal of, interest and any premium on, the notes when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

We have also agreed to the following covenants relating to limitations on liens and restrictions on sale-and-leaseback transactions.

Limitation on Liens

The indenture provides that we will not, nor will we permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any of our debt or any other person (other than the debt securities issued under the indenture), without causing all of the debt securities outstanding under the indenture to be secured equally and ratably with, or prior to, the new debt so long as new debt is secured. This restriction does not prohibit us from creating the following:

•	certain liens existing, or provided for under the terms of existing agreements, on the date that any debt securities are issued under the indenture;

•	liens on current assets to secure current liabilities;

•	certain liens that are created within one year after acquisition, completion and/or commencement of commercial operation on, property acquired, constructed, altered or improved by us or any of our subsidiaries;

•	certain preexisting liens on any property acquired and liens on property of a subsidiary existing at the time it became our subsidiary;

•	liens in favor of us or our subsidiaries;

•	certain liens in favor of governmental bodies to secure progress, advance or other payments;

•	liens on any property securing indebtedness incurred for the purpose of financing the purchase price or the cost of constructing, installing or improving the property;

•	liens on any property securing indebtedness issued or guaranteed by governmental bodies; and

•	any extension, renewal or replacement of the foregoing.

Notwithstanding the foregoing, under the indenture we may, and may permit any subsidiary to, issue, assume or guarantee secured indebtedness which would otherwise be subject to the foregoing restrictions, in an aggregate amount which, with all other such secured indebtedness, does not exceed 15% of our consolidated net worth. For purposes of this paragraph, “consolidated net worth” means the amount of total shareholders’ equity shown in our most recent consolidated statement of our financial position.

Sale-and-Leaseback Transactions

Pursuant to the indenture, we will not, and we will not permit any of our subsidiaries to, enter into any sale-and-leaseback transaction unless:

•	at the time of entering into such sale-and-leaseback transaction, we or our subsidiary would be entitled under the indenture to mortgage the property under the indenture for an amount equal to the proceeds of the sale-and-leaseback transaction without equally and ratably securing the notes in compliance with the exceptions to the liens covenant in the indenture;

•	within a period commencing six months prior to the consummation of the sale-and-leaseback transaction and ending six months after the consummation of such transaction, we or our subsidiary expend an amount equal to all or a portion of the net proceeds of such sale-and-leaseback transaction for property used or to be used in the ordinary course of our or our subsidiaries’ businesses, and we have elected to designate that amount as a credit against such sale-and-leaseback transaction, with any such amount not so designated to be applied as set forth in the next paragraph; or

•	during the 12-month period after the effective date of the sale-and-leaseback transaction, Weatherford Delaware applies to the retirement of the notes or any of its pari passu indebtedness:

(i) an amount equal to the proceeds of the property sold in the sale-and-leaseback transaction, which shall not be less than the fair value of such property at the time of entering into such sale-and-leaseback transaction, less

(ii) an amount equal to the principal amount of the notes and pari passu indebtedness retired by Weatherford Delaware within that 12-month period and not designated as a credit against any other sale-and-leaseback transaction by us or any of our subsidiaries during that period.

Defeasance

Weatherford Delaware may choose to either discharge its obligations on the notes in a legal defeasance, or to be released from covenant restrictions on the notes in a covenant defeasance. Weatherford Delaware may do so at any time on the 91st day after it deposits with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due on the stated maturity date or a redemption date of the notes. If Weatherford Delaware chooses the legal defeasance option, the holders of the notes will not be entitled to the benefits of the indenture, except for certain obligations, including obligations to register the transfer or exchange of notes, to replace lost, stolen or mutilated notes, to pay principal and interest on the original stated due dates and certain other obligations set forth in the indenture.

Weatherford Delaware may discharge its obligations under the indenture or be released from covenant restrictions only if it meets certain requirements. Among other things, Weatherford Delaware must deliver to the trustee an opinion of its legal counsel to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in United States federal income tax law since the date of the indenture. Weatherford Delaware may not have a default on the notes discharged on the date of deposit.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of notes will be given by mail to the addresses of such holders as they appear in the security register for the notes.

No Personal Liability of Officers, Directors, Employees or Shareholders

No director, officer, employee or shareholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such.

Information Concerning the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture. A successor trustee may be appointed in accordance with the terms of the indenture.

The indenture, and the provisions of the Trust Indenture Act of 1939 incorporated by reference therein, contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Special Interest Premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Weatherford Delaware and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Weatherford Delaware, the trustee nor any agent of Weatherford Delaware or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the Beneficial Owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Weatherford Delaware. Neither Weatherford Delaware nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the Beneficial Owners of the notes, and Weatherford Delaware and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Weatherford Delaware, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Weatherford Delaware that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Weatherford Delaware fails to appoint a successor depositary;

(2) Weatherford Delaware, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

(3) there has occurred and is continuing a default or event of default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Same Day Settlement and Payment

Weatherford Delaware will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and special interest premium, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Weatherford Delaware will make all payments of principal, interest and premium, if any, and special interest premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Weatherford Delaware expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following are the material U.S. federal income tax considerations relevant to the exchange of new notes for old notes pursuant to the exchange offer. The discussion does not purport to be a complete analysis of all potential tax effects and is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

The exchange of new notes for old notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. A holder will not recognize any taxable gain or loss as a result of the exchange and will have the same tax basis and holding period in the new notes as the holder had in the old notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for not less than 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [          ], 2007, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The enclosed letter of transmittal states that, by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in this prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding old notes have been exchanged for new notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

LEGAL MATTERS

The validity of the issuance of the new notes will be passed upon for us by Andrews Kurth LLP, Houston, Texas, with respect to U.S. legal matters, and by Conyers Dill & Pearman, our special Bermuda counsel, with respect to Bermuda legal matters.

EXPERTS

The consolidated financial statements and schedule of Weatherford International Ltd. and Subsidiaries appearing in Weatherford International Ltd.’s Current Report on Form 8-K, dated October 9, 2007, for the year ended December 31, 2006 and Weatherford International Ltd. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm or experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Weatherford Bermuda files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy the registration statement of which this prospectus is a part, including exhibits and schedules filed with it, and all other reports or other information we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of this information at prescribed rates by mail from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains our reports, proxy and information statements and other information that we file with the SEC. These filings may also be found on the Investor Relations section of our Internet site at http://www.weatherford.com. However, any information that is included on or linked to our Internet site is not a part of or incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” herein important business and financial information that Weatherford Bermuda files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that Weatherford Bermuda files later with the SEC will be deemed to update automatically and supersede this incorporated information.

We incorporate by reference the documents listed below of Weatherford Bermuda and any future filings made by Weatherford Bermuda with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the completion of this exchange offer (excluding any information furnished to the SEC pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K and any related exhibits). We also incorporate by reference any future filings made by Weatherford Bermuda with the SEC under the Exchange Act subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement (excluding any information furnished to the SEC pursuant to Item 2.02 of Item 7.01 on any current report on Form 8-K and any related exhibits). Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Weatherford Bermuda has filed the following documents with the SEC which are incorporated into this prospectus by reference:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the SEC (File No. 001-31339) on February 23, 2007 and updated on our Current Report on Form 8-K filed with the SEC (File No. 001-31359) on October 9, 2007;

•	Quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007 as filed with the SEC (File No. 001-31339) on May 7, 2007 and August 3, 2007, respectively; and

•	Current reports on Form 8-K as filed with the SEC (File No. 001-31339) on January 8, 2007, March 2, 2007, April 20, 2007, June 11, 2007, June 18, 2007, July 23, 2007 (except for the information under Items 2.02 and 7.01 thereof and the related exhibit), September 10, 2007 and October 9, 2007.

You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

Weatherford International, Inc.
Attention: Investor Relations
515 Post Oak Boulevard, Suite 600
Houston, Texas 77027-3415
Telephone: (713) 693-4000

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Weatherford Bermuda is a Bermuda exempted company. Section 98 of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect to any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Weatherford Bermuda has adopted provisions in its bye-laws that provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Its bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.

Furthermore, Weatherford Bermuda has entered into indemnification agreements with each of its directors and its executive officers. The indemnification agreements require Weatherford Bermuda to indemnify its officers and directors, except for liability in respect of their fraud or dishonesty, against expenses (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative and whether formal or informal. The indemnification agreements also provide that Weatherford Bermuda must pay all reasonable expenses incurred in advance of a final disposition. David J. Butters and Robert B. Millard, employees of Lehman Brothers Inc., constitute two of the nine members of the Board of Directors of Weatherford Bermuda. Under the restated certificates of incorporation, as amended to date, of Lehman Brothers and its parent, Lehman Brothers Holdings Inc., both Delaware corporations, Messrs. Butters and Millard, in their capacity as directors of Weatherford Bermuda, are to be indemnified by Lehman Brothers and Lehman Brothers Holdings to the fullest extent permitted by Delaware law. Messrs. Butters and Millard are serving as directors of Weatherford Bermuda at the request of Lehman Brothers and Lehman Brothers Holdings.

Section 98A of the Companies Act permits Weatherford Bermuda to purchase and maintain insurance for the benefit of any officer or director of Weatherford Bermuda in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty, or breach of trust, whether or not Weatherford Bermuda may otherwise indemnify such officer or director. Weatherford Bermuda has purchased and maintains a directors’ and officers’ liability policy for such purposes. Messrs. Butters and Millard are insured against certain liabilities, which they may incur in their capacity as directors pursuant to insurance maintained by Lehman Brothers Holdings.

Weatherford Delaware is a Delaware corporation. Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director’s duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. Weatherford Delaware’s Amended and Restated Certificate of Incorporation, as amended, provides that Weatherford Delaware’s directors are not liable to Weatherford Delaware or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

Section 145 of the Delaware General Corporation Law grants to Weatherford Delaware the power to indemnify each officer and director of Weatherford Delaware against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of Weatherford Delaware if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Weatherford Delaware and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Amended and Restated by-laws of Weatherford Delaware provide for indemnification of each officer and director of Weatherford Delaware to the fullest extent permitted by Delaware law.

Furthermore, Weatherford Delaware has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements require Weatherford Delaware to indemnify its officers and directors to the fullest extent permitted by applicable law against expenses (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature. In an action brought by or in the right of Weatherford Delaware as opposed to an action brought by a third party, the executive officers and directors will be indemnified only if they acted in good faith or in a manner they reasonably believed to be in or not opposed to the best interests of Weatherford Delaware. The indemnification agreements also provide that Weatherford Delaware must pay all reasonable expenses incurred in advance of a final disposition.

Section 145 of the Delaware General Corporation Law also empowers Weatherford Delaware to purchase and maintain insurance on behalf of any person who is or was an officer or director of Weatherford Delaware against liability asserted against or incurred by him in any such capacity, whether or not Weatherford Delaware would have the power to indemnify such officer or director against such liability under the provisions of Section 145. Weatherford Delaware has purchased and maintains a directors’ and officers’ liability policy for such purposes.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit
Number	Description

3.1	Memorandum of Association of Weatherford International Ltd. (incorporated by reference to Annex II to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-85644) filed May 22, 2002).
3.2	Memorandum of Increase of Share Capital of Weatherford International Ltd. (incorporated by reference to Annex II to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-85644) filed May 22, 2002).
3.3	Certificate of Assistant Secretary as to the adoption of a resolution increasing authorized share capital (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 1-31339) filed May 15, 2006).
3.4	Bye-Laws of Weatherford International Ltd. (incorporated by reference to Annex III to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-85644) filed May 22, 2002).
3.5	Amended and Restated Certificate of Incorporation of Weatherford International, Inc. (incorporated by reference to Exhibit 3.1 to Weatherford International, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 1-13086) filed August 14, 2002).
3.6	Amended and Restated By-laws of Weatherford International, Inc. (incorporated by reference to Exhibit 3.2 to Weatherford International, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 1-13086) filed August 14, 2002).
4.1	Indenture dated May 17, 1996, between Weatherford Enterra, Inc. and Bank of Montreal Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to Weatherford Enterra, Inc.’s Current Report on Form 8-K dated May 28, 1996 (File No. 1-7867) filed May 31, 1996).
4.2	Third Supplemental Indenture dated November 16, 2001, between Weatherford International, Inc. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.11 to Registration Statement on Form S-3 (Reg. No. 333-73770) filed November 20, 2001).

Exhibit
Number		Description

4.3		Fourth Supplemental Indenture dated June 26, 2002, between Weatherford International, Inc., Weatherford International Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.7 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 1-31339) filed August 14, 2002).
4.4		Indenture dated October 1, 2003, among Weatherford International Ltd., Weatherford International, Inc. and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 1-31339) filed October 2, 2003).
4.5		Officers’ Certificate dated as of October 7, 2003 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K (File No. 1-31339) filed October 7, 2003).
4.6		Form of Global Note for 4.95% Senior Notes due 2013 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 1-31339) filed October 7, 2003).
4.7		Guarantee, dated as of October 25, 2005, of Weatherford International, Inc. for the benefit of holders of any notes issued by Weatherford International Ltd., from time to time pursuant to the Issuing and Paying Agent Agreement, dated as of October 25, 2005, between Weatherford International Ltd., Weatherford International, Inc. and JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 1-31339) filed October 31, 2005).
4.8		Officers’ Certificate dated as of February 17, 2006 establishing the series of 5.50% Senior Notes due 2016 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K (File No. 1-31339) filed February 17, 2006).
4.9		Form of Global Note for 5.50% Senior Notes due 2016 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 1-31339) filed February 17, 2006).
4.10		Officer’s Certificate, dated August 7, 2006, establishing the series of 6.50% Senior Notes due 2036 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 1-31339) filed August 7, 2006).
4.11		Form of $500,000,000 global note for 6.50% Senior Notes due 2036 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K (File No. 1-31339) filed August 7, 2006).
4.12		Form of $100,000,000 global note for 6.50% Senior Notes due 2036 (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K (File No. 1-31339) filed August 7, 2006).
4.13		Indenture dated June 18, 2007 among Weatherford International, Inc., Weatherford International Ltd. and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 1-31339) filed June 18, 2007).
4.14		First Supplemental Indenture, dated June 18, 2007, among Weatherford International, Inc., as issuer, Weatherford International Ltd., as guarantor, and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K (File No. 1-31339) filed June 18, 2007).
4.15		Form of Global Note for 5.95% Senior Notes due 2012 (included in Exhibit 4.14).
4.16		Form of Global Note for 6.35% Senior Notes due 2017 (included in Exhibit 4.14).
4.17		Form of Global Note for 6.80% Senior Notes due 2037 (included in Exhibit 4.14).
4.18		Registration Rights Agreement, dated June 18, 2007, among Weatherford International Ltd., Weatherford International, Inc., and Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and UBS Securities LLC (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K (File No. 1-31339) filed June 18, 2007).
5	.1*	Opinion of Conyers Dill & Pearman.
5	.2*	Opinion of Andrews Kurth LLP.
12	.1*	Computation of Ratio of Earnings to Fixed Charges.
23	.1*	Consent of Conyers Dill & Pearman (included in its opinion filed as Exhibit 5.1 hereto).
23	.2*	Consent of Andrews Kurth LLP (included in its opinion filed as Exhibit 5.2 hereto).
23	.3*	Consent of Ernst & Young LLP.
24	.1*	Power of Attorney (included on the signature pages of the Registration Statement).

Exhibit
Number		Description

25	.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas to act as trustee under the Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.3*	Form of Notice of Guaranteed Delivery.
99	.4*	Form of Letter to Registered Holders and DTC Participants.
99	.5*	Form of Instructions to Registered Holder or DTC Participant from Beneficial Owner.
99	.6*	Form of Letter to Clients.

*	Indicates exhibits filed herewith.

(b) All financial statement schedules are omitted because the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or notes thereto.

Item 22.	Undertakings.

The undersigned registrants hereby undertake:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunder duly authorized, in Houston, Texas on October 12, 2007.

WEATHERFORD INTERNATIONAL, INC.

By:	/s/ Bernard J. Duroc-Danner
Bernard J. Duroc-Danner
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Burt M. Martin and Andrew P. Becnel his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Bernard J. Duroc-Danner Bernard J. Duroc-Danner	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Andrew P. Becnel Andrew P. Becnel	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Jessica Abarca Jessica Abarca	Vice President — Accounting and Chief Accounting Officer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunder duly authorized, in Houston, Texas on October 12, 2007.

WEATHERFORD INTERNATIONAL LTD.,
as Guarantor

By:	/s/ Bernard J. Duroc-Danner
Bernard J. Duroc-Danner
President, Chief Executive Officer,
Chairman of the Board and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Burt M. Martin and Andrew P. Becnel his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Bernard J. Duroc-Danner Bernard J. Duroc-Danner	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)

/s/ Andrew P. Becnel Andrew P. Becnel	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Jessica Abarca Jessica Abarca	Vice President — Accounting and Chief Accounting Officer (Principal Accounting Officer)

/s/ Nicholas F. Brady Nicholas F. Brady	Director

/s/ David J. Butters David J. Butters	Director

Signature	Title

/s/ Sheldon B. Lubar Sheldon B. Lubar	Director

/s/ William E. Macaulay William E. Macaulay	Director

/s/ Robert B. Millard Robert B. Millard	Director

/s/ Robert K. Moses, Jr. Robert K. Moses, Jr.	Director

/s/ Robert A. Rayne Robert A. Rayne	Director

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Memorandum of Association of Weatherford International Ltd. (incorporated by reference to Annex II to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-85644) filed May 22, 2002).
3.2	Memorandum of Increase of Share Capital of Weatherford International Ltd. (incorporated by reference to Annex II to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-85644) filed May 22, 2002).
3.3	Certificate of Assistant Secretary as to the adoption of a resolution increasing authorized share capital (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 1-31339) filed May 15, 2006).
3.4	Bye-Laws of Weatherford International Ltd. (incorporated by reference to Annex III to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-85644) filed May 22, 2002).
3.5	Amended and Restated Certificate of Incorporation of Weatherford International, Inc. (incorporated by reference to Exhibit 3.1 to Weatherford International, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 1-13086) filed August 14, 2002).
3.6	Amended and Restated By-laws of Weatherford International, Inc. (incorporated by reference to Exhibit 3.2 to Weatherford International, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 1-13086) filed August 14, 2002).
4.1	Indenture dated May 17, 1996, between Weatherford Enterra, Inc. and Bank of Montreal Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to Weatherford Enterra, Inc.’s Current Report on Form 8-K dated May 28, 1996 (File No. 1-7867) filed May 31, 1996).
4.2	Third Supplemental Indenture dated November 16, 2001, between Weatherford International, Inc. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.11 to Registration Statement on Form S-3 (Reg. No. 333-73770) filed November 20, 2001).
4.3	Fourth Supplemental Indenture dated June 26, 2002, between Weatherford International, Inc., Weatherford International Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.7 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 1-31339) filed August 14, 2002).
4.4	Indenture dated October 1, 2003, among Weatherford International Ltd., Weatherford International, Inc. and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 1-31339) filed October 2, 2003).
4.5	Officers’ Certificate dated as of October 7, 2003 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K (File No. 1-31339) filed October 7, 2003).
4.6	Form of Global Note for 4.95% Senior Notes due 2013 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 1-31339) filed October 7, 2003).
4.7	Guarantee, dated as of October 25, 2005, of Weatherford International, Inc. for the benefit of holders of any notes issued by Weatherford International Ltd., from time to time pursuant to the Issuing and Paying Agent Agreement, dated as of October 25, 2005, between Weatherford International Ltd., Weatherford International, Inc. and JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 1-31339) filed October 31, 2005).
4.8	Officers’ Certificate dated as of February 17, 2006 establishing the series of 5.50% Senior Notes due 2016 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K (File No. 1-31339) filed February 17, 2006).
4.9	Form of Global Note for 5.50% Senior Notes due 2016 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 1-31339) filed February 17, 2006).
4.10	Officer’s Certificate, dated August 7, 2006, establishing the series of 6.50% Senior Notes due 2036 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 1-31339) filed August 7, 2006).
4.11	Form of $500,000,000 global note for 6.50% Senior Notes due 2036 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K (File No. 1-31339) filed August 7, 2006).
4.12	Form of $100,000,000 global note for 6.50% Senior Notes due 2036 (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K (File No. 1-31339) filed August 7, 2006).

Exhibit
Number		Description

4.13		Indenture dated June 18, 2007 among Weatherford International, Inc., Weatherford International Ltd. and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 1-31339) filed June 18, 2007).
4.14		First Supplemental Indenture, dated June 18, 2007, among Weatherford International, Inc., as issuer, Weatherford International Ltd., as guarantor, and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K (File No. 1-31339) filed June 18, 2007).
4.15		Form of Global Note for 5.95% Senior Notes due 2012 (included in Exhibit 4.14).
4.16		Form of Global Note for 6.35% Senior Notes due 2017 (included in Exhibit 4.14).
4.17		Form of Global Note for 6.80% Senior Notes due 2037 (included in Exhibit 4.14).
4.18		Registration Rights Agreement, dated June 18, 2007, among Weatherford International Ltd., Weatherford International, Inc., and Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and UBS Securities LLC (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K (File No. 1-31339) filed June 18, 2007).
5	.1*	Opinion of Conyers Dill & Pearman.
5	.2*	Opinion of Andrews Kurth LLP.
12	.1*	Computation of Ratio of Earnings to Fixed Charges.
23	.1*	Consent of Conyers Dill & Pearman (included in its opinion filed as Exhibit 5.1 hereto).
23	.2*	Consent of Andrews Kurth LLP (included in its opinion filed as Exhibit 5.2 hereto).
23	.3*	Consent of Ernst & Young LLP.
24	.1*	Power of Attorney (included on the signature pages of the Registration Statement).
25	.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas to act as trustee under the Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.3*	Form of Notice of Guaranteed Delivery.
99	.4*	Form of Letter to Registered Holders and DTC Participants.
99	.5*	Form of Instructions to Registered Holder or DTC Participant from Beneficial Owner.
99	.6*	Form of Letter to Clients.

*	Indicates exhibits filed herewith.